Exhibit 99.1

Genie Energy Declares First Quarter 2022 Preferred Stock Dividend

NEWARK NJ - (April 14, 2022): The board of directors of Genie Energy Ltd (NYSE: GNE, GNEPRA) has declared a cash dividend of $0.2442 per share of the company’s Series 2012-A Preferred Stock for the first quarter of 2022. The distribution will consist of a Base Dividend of $0.1594 per share for the first quarter of 2022 and an Additional Dividend of $0.0848 per share for the period through December 31, 2021 based on the performance of the company’s REP business.

The dividend will be paid on or about May 16, 2022 to preferred stockholders of record as of the close of business on May 6th.

The distribution will be treated as an ordinary dividend for tax purposes.

Genie Energy announces declarations of GNEPRA Series 2012-A Preferred Stock dividends through Form 8-K filings with the Securities and Exchange Commission and press releases posted on the investor relations pages of the Genie Energy website.

ABOUT GENIE ENERGY LTD:

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a provider of energy services. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Retail Energy International division supplies customers in certain Scandinavian markets. Genie Renewables comprises Genie Solar Energy, a provider of end-to-end customized solar solutions primarily for commercial customers, Diversegy, a commercial energy consulting business, CityCom Solar, a provider of community solar energy solutions and Genie's interest in Prism Solar, a supplier of solar panels and solutions. For more information, visit Genie.com.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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